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                                                                    EXHIBIT 99.1

PRESS RELEASE                                               Source: netGuru Inc.

NETGURU RECEIVES $4 MILLION ACCOUNTS RECEIVABLE CREDIT FACILITY FROM LAURUS MASTER FUND
Tuesday August 5, 1:13 pm ET

YORBA LINDA, Calif.--(BUSINESS WIRE)--Aug. 5, 2003--netGuru Inc. (Nasdaq:NGRU -
News), an integrated information technology and services company, provider of world-class structural engineering design and analysis software and collaborative software, announced today that it has obtained a three-year, $4 million credit facility from New York-based private equity fund Laurus Master Fund, Ltd ("Laurus").

Borrowings against the $4 million credit facility will accrue interest, at an annual rate equal to the prime rate plus one percent payable monthly. Any obligations owed under this revolving credit facility may be repaid at netGuru's option in cash or through the issuance of shares of netGuru's common stock at the fixed conversion price of $1.30 per share, subject to volume limitations, provided the shares are registered with the Securities and Exchange Commission for public resale and the then current market price is greater than $1.43.

The fixed conversion price may only be adjusted upwards upon certain conditions. The accounts receivable credit facility has a three-year term, which is renewable for successive three-year terms upon written notice by netGuru. The facility also provides netGuru the flexibility to access additional amounts above what is available based upon accounts receivable.

Any such amounts would accrue interest at a rate of 0.6% per month, payable monthly. In connection with this financing, netGuru issued to Laurus a five-year warrant to purchase 180,000 shares of netGuru common stock, exercisable at various exercise prices in excess of $1.49. The credit facility is secured by a general security interest in the assets of netGuru and its subsidiaries.

Prior to this financing, netGuru had issued to Laurus a $2.0 million convertible note on Dec. 13, 2002 (the "Current Borrowings"). netGuru was able to renegotiate the terms of the Current Borrowings and incorporate the outstanding balance of $1.8 million into the revolving $4 million accounts receivable credit facility.

The renegotiated terms include: a reduction in the interest rate on the Current Borrowings from 6% per annum to 5% per annum; a reduction in the fixed conversion price, upon which the issuance of netGuru shares to satisfy the obligations of the Current Borrowings are based, from $1.60 to a $1.30; an extension of the amortization period of the Current Borrowings from 20 months to 24 months; and removal of all prepayment penalty terms.

David Grin, fund manager of Laurus, stated, "We are delighted to expand our relationship with netGuru by providing this credit facility. As we have previously stated, this credit facility is a part of our long-term commitment to netGuru."

Commenting on the development, Amrit Das, chairman & CEO of netGuru said, "We are delighted by Laurus' continued support in our endeavors. We are aggressively pursuing the business opportunities now available to us by the expanded financing."


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About netGuru Inc.

netGuru is an integrated information technology and services company. netGuru's services and solutions consist of the following:

o Engineering and collaborative software products and services for businesses worldwide;

o        Information technology services; and

o        Web-based telecommunication and travel services

netGuru has offices in the United States, India, the United Kingdom, France, Germany and Singapore and distributors in 40 countries. netGuru currently licenses its software products to more than 19,000 businesses, with 47,000 installations and 160,000 users in more than 85 countries.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this news release including, in particular, the comments regarding sales opportunities in 2003 for netGuru's engineering and collaborative software products, the utilization of the credit facility to take advantage of such opportunities, and the results of implementing the management's business plan, are forward looking statements that involve a number of risks and uncertainties. The actual future results of netGuru could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to, netGuru's ability to continue revenue growth and technological innovation, management's ability to successfully implement its business plan, worldwide economic conditions, changes in governmental regulations and policies, the emergence of competitive products and services, unforeseen technical issues and those factors contained in the "Risk Factors" Section of netGuru's Form 10-KSB for the fiscal year ended March 31, 2003.

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FOR FURTHER INFORMATION PLEASE CONTACT:
     netGuru Inc., Yorba Linda
     Jyoti Chatterjee, 714-974-2500, ext. 214 jyoti@netguru.com or
     Bruce Nelson, 714-974-2500, ext. 215
     bruce@netguru.com